Exhibit 99.1

Press Release
www.shire.com

Shire Reports Top-line Results from Two Phase 3 Studies for Vyvanse® (lisdexamfetamine dimesylate) Capsules (CII) as an Adjunctive Treatment for Adults with Major Depressive Disorder

February 7, 2014 – Shire plc (LSE: SHP, NASDAQ: SHPG)  announces top-line results from two pivotal Phase 3 investigational studies evaluating the efficacy and safety of Vyvanse® (lisdexamfetamine dimesylate) Capsules (CII) versus placebo as an adjunctive treatment for major depressive disorder (MDD) in adults who inadequately responded to antidepressant monotherapy with a SSRI or SNRI. Vyvanse did not meet the primary efficacy endpoint versus placebo for either study. The safety profile for Vyvanse in these two studies appears to be generally consistent with the known profile established in studies in adults with Attention-Deficit/Hyperactivity Disorder (ADHD). Based on these clinical trial results, Shire will no longer pursue this clinical development program.

“While this news in major depressive disorder is disappointing for patients and Shire, we will later in the year be filing with the FDA for a new indication for Vyvanse in Binge Eating Disorder in adults, and Vyvanse is an effective and leading treatment for ADHD,” said Flemming Ornskov, M.D., Shire’s Chief Executive Officer. “We remain committed to serving patients with ADHD and will invest in solutions to meet their treatment needs accordingly. Shire’s portfolio of treatments in rare diseases is also growing, strengthened recently with the acquisition of ViroPharma. Rare Diseases is an area of great unmet patient need and it’s where we will increasingly focus our strategic development and investment."

Vyvanse is a prescription medicine currently only approved for the treatment of ADHD in the United States, Canada, Australia, several European countries (trade name: Elvanse®/Tyvense®) and Brazil (trade name: Venvanse™). Vyvanse should only be used in accordance with locally approved prescribing information.

CNS stimulants (amphetamines and methylphenidate-containing products) have a high potential for abuse and dependence. Assess the risk of abuse prior to prescribing and monitor for signs of abuse and dependence while on therapy.

ABOUT THE MDD STUDIES
Each of the two identically designed Phase 3, multi-center, randomized, double-blind, parallel-group, placebo-controlled, dose-optimized studies was designed to assess the efficacy, safety, and tolerability of Vyvanse in patients aged 18 to 65 who met DSM-IV-TR® criteria for a diagnosis of MDD. The first study randomized (404 adults), and the second study randomized (426 adults). The primary efficacy endpoint for the studies was defined as the change from augmentation baseline (Week 8) to Week 16 in Montgomery-Ǻsberg Depression Rating Scale (MADRS) total score. Vyvanse did not meet the primary efficacy endpoint versus placebo for either study (p=0.883, p=0.583). In the first study, subjects experienced a mean reduction of 6.1 in MADRS total score for Vyvanse compared with 6.3 for placebo. Augmentation baseline MADRS scores for Vyvanse and placebo groups were 25.4 and 25.2 respectively. In the second study, subjects experienced a mean reduction of 7.3 in MADRS total score for Vyvanse compared with 6.8 for placebo. Augmentation baseline MADRS scores for Vyvanse and placebo groups were 26.0 and 25.7 respectively.

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Safety and tolerability of Vyvanse were evaluated based on treatment-emergent adverse events (TEAEs), vital signs, weight, clinical laboratory results, and electrocardiogram (ECG) results.

Study SPD489-322
In study SPD489-322, 3 patients treated with Vyvanse and 5 patients treated with placebo experienced serious adverse events (SAEs). Eight (8) patients on Vyvanse and 7 patients on placebo had TEAEs that led to study discontinuation. The most commonly reported (>5% of subjects) TEAEs in subjects taking Vyvanse included insomnia, dry mouth, decreased appetite, headache, nausea, nasopharyngitis, and dizziness.

Study SPD489-323
In study SPD489-323 1 patient treated with Vyvanse and 1 patient treated with placebo experienced serious adverse events (SAE). Two (2) patients on Vyvanse and 1 patient on placebo had treatment-emergent adverse events (TEAEs) that led to study discontinuation. The most commonly reported (>5% of subjects) TEAEs in subjects taking Vyvanse included headache, dry mouth, nasopharyngitis, decreased appetite, insomnia, hyperhidrosis and restlessness.

Further evaluation of the safety information related to vital signs, ECG, and clinical laboratory results and other safety assessments is currently under way.

The 16-week studies consisted of an 8-week single blind lead-in phase with an antidepressant (selective serotonin reuptake inhibitors (SSRI) or serotonin and norepinephrine reuptake inhibitors (SNRI)), and an 8-week double-blind adjunctive treatment phase. Subjects who demonstrated an inadequate response to the antidepressant treatment at Week 8, defined in the study protocol as having a MADRS total score ≥ 18 and a <50% reduction in the MADRS total score from the lead-in baseline (Week 0), entered the adjunctive treatment phase and were randomized to Vyvanse or placebo treatment groups.  During the double-blind period, Vyvanse dosing was optimized over the range of 20 to 70 mg, based on clinical criteria.

Subjects were excluded if they had inadequate response to a treatment regimen with two or more approved single antidepressant agents in their current episode of MDD, a lifetime history of treatment resistant depression, or were considered a suicide risk; certain medical comorbidities (cardiovascular risk, moderate to severe hypertension); a history of ADHD diagnosis, symptoms or treatment with ADHD medication; and/or a lifetime history of amphetamine, cocaine, or other stimulant abuse and/or dependence.

ABOUT Vyvanse® (lisdexamfetamine dimesylate)

INDICATION

Vyvanse is indicated for the treatment of ADHD in patients ages 6 and above. Efficacy was established in short-term controlled studies in children aged 6 to 17 and in adults. Vyvanse is also approved as a maintenance treatment for patients ages 6 and above with ADHD based on one maintenance study in patients aged 6 to 17 and one maintenance study in adults.

IMPORTANT SAFETY INFORMATION

WARNING: ABUSE AND DEPENDENCE
•	CNS stimulants (amphetamines and methylphenidate-containing products) have a high potential for abuse and dependence.
•	Assess the risk of abuse prior to prescribing and monitor for signs of abuse and dependence while on therapy.

•	Contraindications:

•	Known hypersensitivity to amphetamines or other ingredients in Vyvanse. Anaphylactic reactions, Stevens - Johnson syndrome, angioedema, and urticaria have been observed in postmarketing reports.

•	Concurrent administration of monoamine oxidase inhibitors (MAOI) or administration of Vyvanse within 14 days of the last MAOI dose. Hypertensive crisis can occur.

•	Educate patients about abuse and periodically re-evaluate the need for Vyvanse.

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Sudden death, stroke and myocardial infarction have been reported in adults with CNS stimulant treatment at recommended doses. Sudden death has been reported in children and adolescents with structural cardiac abnormalities and other serious heart problems taking CNS stimulants at recommended doses for ADHD. Prior to treatment assess for the presence of cardiac disease. Avoid use in patients with known structural cardiac abnormalities, cardiomyopathy, serious heart arrhythmia, coronary artery disease, and other serious heart problems. Further evaluate patients who develop exertional chest pain, unexplained syncope, or arrhythmias during Vyvanse treatment.

•	CNS stimulants cause an increase in blood pressure (mean increase about 2-4 mm Hg) and heart rate (mean increase about 3-6 bpm). Monitor all patients for tachycardia and hypertension.

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Use of stimulants may cause psychotic or manic symptoms in patients with no prior history, or exacerbation of symptoms in patients with preexisting psychosis. Clinical evaluation for bipolar disorder is recommended prior to stimulant use.

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CNS stimulants have been associated with weight loss and slowing of growth rate in pediatric patients. Monitor weight and height in children during treatment with Vyvanse. Treatment may need to be interrupted in children not growing as expected.

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Stimulants used to treat ADHD, including Vyvanse, are associated with peripheral vasculopathy, including Raynaud's phenomenon. Careful observation for digital changes (e.g., numbness, pain, skin color change, or sensitivity to temperature, and rarely ulcerations and/or soft tissue breakdown) is necessary during treatment and may require further evaluation (e.g., referral).

•	The most common adverse reactions (≥5% and at least twice the rate of placebo) reported in clinical trials were:

•	Children aged 6 to 12: decreased appetite, insomnia, upper abdominal pain, irritability, vomiting, decreased weight, nausea, dry mouth and dizziness;

•	Adolescents aged 13 to 17: decreased appetite, insomnia, and decreased weight;

•	Adults: decreased appetite, insomnia, dry mouth, diarrhea, nausea, anxiety and anorexia.

Please click here for Full Prescribing Information.

For further information please contact:

Investor Relations
Eric Rojas	erojas@shire.com	+1 781 482 0999
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157
Media
Jessica Mann	jmann@shire.com	+44 1256 894 280
Gwen Fisher	gfisher@shire.com	+1 484 595 9836

NOTES TO EDITORS

Shire enables people with life-altering conditions to lead better lives.

Our strategy is to focus on developing and marketing innovative specialty medicines to meet significant unmet patient needs.

We provide treatments in Neuroscience, Rare Diseases, Gastrointestinal and Internal Medicine, and we are developing treatments for symptomatic conditions treated by specialist physicians in other targeted therapeutic areas.

www.shire.com

The Vyvanse®, Elvanse®, Tyvense®, and Venvanse™ marks used in this release are trademarks of Shire plc or companies within the Shire group.

FORWARD - LOOKING STATEMENTS - "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included in this announcement that are not historical facts are forward-looking statements. Forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire’s results could be materially adversely affected. The risks and uncertainties include, but are not limited to, that:

•	Shire’s products may not be a commercial success;

•	revenues from ADDERALL XR are subject to generic erosion;

•	the failure to obtain and maintain reimbursement, or an adequate level of reimbursement, by third-party payors in a timely manner for Shire's products may impact future revenues and earnings;

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Shire relies on a single source for manufacture of certain of its products and a disruption to the supply chain for those products may result in Shire being unable to continue marketing or developing a product or may result in Shire being unable to do so on a commercially viable basis;

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Shire uses third party manufacturers to manufacture many of its products and is reliant upon third party contractors for certain goods and services, and any inability of these third party manufacturers to manufacture products, or any failure of these third party contractors to provide these goods and services, in each case in accordance with its respective contractual obligations, could adversely affect Shire’s ability to manage its manufacturing processes or to operate its business;

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the development, approval and manufacturing of Shire’s products is subject to extensive oversight by various regulatory agencies and regulatory approvals or interventions associated with changes to manufacturing sites, ingredients or manufacturing processes could lead to significant delays, increase in operating costs, lost product sales, an interruption of research activities or the delay of new product launches;

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the actions of certain customers could affect Shire 's ability to sell or market products profitably and fluctuations in buying or distribution patterns by such customers could adversely impact Shire’s revenues, financial conditions or results of operations;

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investigations or enforcement action by regulatory authorities or law enforcement agencies relating to Shire’s activities in the highly regulated markets in which it operates may result in the distraction of senior management, significant legal costs and the payment of substantial compensation or fines;

•	adverse outcomes in legal matters and other disputes, including Shire’s ability to obtain, maintain, enforce and defend patents and other intellectual property rights required for its business, could have a material adverse effect on Shire’s revenues, financial condition or results of operations;

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any failure to achieve Shire’s strategic objectives with respect to the acquisition of ViroPharma Inc., including a failure to achieve targeted sales of CINRYZE, may adversely affect Shire’s financial condition and results of operations;

and other risks and uncertainties detailed from time to time in Shire’s filings with the U.S. Securities and Exchange Commission, including its most recent Annual Report on Form 10-K.